Exhibit 10.1

CARDINAL HEALTH, INC.

PERFORMANCE SHARE UNITS AGREEMENT

This Performance Share Units Agreement (this “Agreement”) is entered into in Franklin County, Ohio. On [grant date] (the “Grant Date”), Cardinal Health, Inc, an Ohio corporation (the “Company”), has awarded to [employee name] (“Awardee”) [target # of units] performance share units (the “Performance Share Units” or “Award”). The Performance Share Units have been granted pursuant to the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended to date (the “Plan”), and are subject to all provisions of the Plan, which are incorporated herein by reference, and are subject to the provisions of this Agreement. Capitalized terms used in this Agreement which are not specifically defined have the meanings ascribed to them in the Plan.

1. Vesting of Performance Share Units.

(a) General. Subject to the provisions of this Agreement, zero to [maximum percentage] of the Performance Share Units will vest when the Administrator certifies the payout level (“Payout Level”) as a result of achievement of: (i) specific performance criteria (the “Performance Goals”) for a performance period (“Performance Period”) set forth in Exhibit A attached hereto; and (ii) Qualifying Performance Criteria set by the Administrator for a Performance Period, if the Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(b) Change of Control. Notwithstanding Paragraph 1(a) above, in the event of a Change of Control (but if Awardee makes an election to defer pursuant to Treas. Reg. § 1.409A-2(a)(5) prior to the Grant Date and such Change of Control occurs within 12 months from the Grant Date, only if such Change of Control constitutes a change of control event as defined under Treas. Reg. § 1.409A-3(i)(5)), the Performance Share Units for each Performance Period will immediately vest and be paid in an amount equal to the number of Performance Share Units at a Payout Level based on: (i) actual performance up to the most recent date prior to the Change of Control on which the achievement of the Performance Goals can be determined by the Administrator; and (ii) if the Change of Control occurs prior to the completion of a Performance Period, the projected performance for each Performance Period, if any, as determined by the Administrator.

2. Transferability. The Performance Share Units are not transferable.

3. Termination of Employment.

(a) General. Except as set forth in this Paragraph 3, if a Termination of Employment occurs prior to the payment date in Paragraph 5 (the “Payment Date”), any Performance Share Units allocated to that Performance Period, whether vested or unvested, shall be forfeited by Awardee.

(b) Death or Disability. If a Termination of Employment occurs prior to the Payment Date by reason of Awardee’s death or Disability (but if Awardee makes an election to defer pursuant to Treas. § 1.409A-2(a)(5) prior to the Grant Date and if such Disability occurs within 12 months from the Grant Date, only if such Disability constitutes a disability condition as defined under Treas. Reg. § 1.409A-3(i)(4)), but at least 6 months after the Grant Date, then the Performance Share Units for each Performance Period will not be forfeited but will vest and be paid as if Awardee had remained employed through the Payment Date.

(c) Retirement. If a Termination of Employment occurs prior to the Payment Date by reason of Awardee’s Retirement, but at least 6 months after the Grant Date, then the Performance Share Units for each Performance Period will vest and be paid in an amount equal to the number of Performance Share Units that Awardee would have received if Awardee had remained employed through the Payment Date multiplied by a fraction, the numerator of which is the number of days in the Performance Period up to the date of such Termination of Employment, and the denominator of which is the total number of days in such Performance Period.

(d) Involuntary Termination. If a Termination of Employment by the Cardinal Group (as defined below), other than a Termination for Cause, occurs after the end of a Performance Period but prior to the Payment Date, then the Performance Share Units for the applicable Performance Period will not be forfeited but will vest and be paid as if Awardee had remained employed through the Payment Date.

4. Special Forfeiture and Repayment Rules. This Agreement contains special forfeiture and repayment rules intended to encourage conduct that protects the Company’s and its Affiliates’ (collectively, the “Cardinal Group’s”) legitimate business assets and discourage conduct that threatens or harms those assets. The Company does not intend to have the benefits of this Agreement reward or subsidize conduct detrimental to the Company, and therefore will require the forfeiture of the benefits offered under this Agreement and the repayment of gains obtained from this Agreement, according to the rules specified below. Activities that trigger the forfeiture and repayment rules are divided into two categories: Misconduct and Competitor Conduct.

(a) Misconduct. During employment with the Cardinal Group and for three years after the Termination of Employment for any reason, Awardee agrees not to engage in Misconduct. If Awardee engages in Misconduct during employment or within three years after the Termination of Employment for any reason, then

(i) Awardee immediately forfeits the Performance Share Units that have not yet vested or that vested at any time within three years prior to the Misconduct and have not yet been paid pursuant to Paragraph 5 hereof, and those forfeited Performance Share Units automatically terminate, and

(ii) Awardee shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to: (A) the gross gain to the Awardee resulting from the payment of the Performance Share Units pursuant to Paragraph 5 hereof that had vested at any time within three years prior to the date the Misconduct first occurred (as determined by the Administrator) less (B) $1.00. The gross gain is the market value of the Shares represented by the Performance Share Units on the Payment Date.

As used in this Agreement, “Misconduct” means

(A)	disclosing or using any of the Cardinal Group’s confidential information (as defined by the applicable Cardinal Group policies and agreements) without proper authorization from the Cardinal Group or in any capacity other than as necessary for the performance of Awardee’s assigned duties for the Cardinal Group;

(B)	violation of applicable Cardinal Group policies, including but not limited to conduct which would constitute a breach of any representation or certificate of compliance signed by Awardee;

(C)	fraud, gross negligence or willful misconduct by Awardee, including but not limited to fraud, gross negligence or willful misconduct causing or contributing to a material error resulting in a restatement of the financial statements of any member of the Cardinal Group;

(D)	directly or indirectly soliciting or recruiting for employment or contract work on behalf of a person or entity other than a member of the Cardinal Group, any person who is an employee, representative, officer or director in the Cardinal Group or who held one or more of those positions at any time within the 12 months prior to Awardee’s Termination of Employment;

(E)	directly or indirectly inducing, encouraging or causing an employee of the Cardinal Group to terminate his/her employment or a contract worker to terminate his/her contract with a member of the Cardinal Group;

(F)	any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, prospective customers, vendors, suppliers and/or employees known to Awardee; and

(G)	breaching any provision of any employment or severance agreement with a member of the Cardinal Group.

(b) Competitor Conduct. If Awardee chooses to engage in Competitor Conduct during employment or within one year after the Termination of Employment for any reason, then

(i)	Awardee immediately forfeits the Performance Share Units that have not yet vested or that vested at any time within one year prior to the Competitor Conduct and have not yet been paid pursuant to Paragraph 5 hereof, and those forfeited Performance Share Units automatically terminate, and

(ii)	Awardee shall, within 30 days following written notice from the Company, pay the Company an amount equal to: (A) the gross gain to Awardee resulting from the payment of Performance Share Units pursuant to Paragraph 5 hereof that had vested at any time since the earlier of one year prior to the date the Competitor Conduct first occurred (as determined by the Administrator) or one year prior to the Termination of Employment, if applicable, less (B) $1.00. The gross gain is the market value of the Shares represented by the Performance Share Units on the Payment Date.

As used in this Agreement, “Competitor Conduct” means accepting employment with, or directly or indirectly providing services to, a Competitor in the United States. If Awardee has a Termination of Employment and Awardee’s responsibilities to the Cardinal Group were limited to a specific territory or territories within or outside the United States during the 24 months prior to the Termination of Employment, then Competitor Conduct is limited to that specific territory or territories. A “Competitor” means any person or business that competes with the products or services provided by a member of the Cardinal Group for which Awardee had business responsibilities within 24 months prior to Termination of Employment or about which Awardee obtained confidential information (as defined by the applicable Cardinal Group policies or agreements).

(c) General.

(i) Nothing in this Paragraph 4 constitutes or is to be construed as a “noncompete” covenant or other restraint on employment or trade. The provisions of this paragraph do not prevent, nor are they intended to prevent, Awardee from seeking or accepting employment or other work outside the Cardinal Group. The execution of this Agreement is voluntary. Awardee is free to choose to comply with the terms of this Agreement and receive the benefits offered or else reject this Agreement with no adverse consequences to Awardee’s employment with the Cardinal Group.

(ii) Awardee agrees to provide the Company with at least 10 days written notice prior to accepting employment with or providing services to a Competitor within one year after Termination of Employment.

(iii) Awardee acknowledges receiving sufficient consideration for the requirements of this Paragraph 4, including Awardee’s receipt of the Performance Share Units. Awardee further acknowledges that the Company would not provide the Performance Share Units to Awardee without Awardee’s promise to abide by the terms of this Paragraph 4. The parties also acknowledge that the provisions contained in this Paragraph 4 are ancillary to, or part of, an otherwise enforceable agreement at the time this Agreement is made.

(iv) Awardee may be released from the obligations of this Paragraph 4 if and only if the Administrator determines, in writing and in the Administrator’s sole discretion, that a release is in the best interests of the Company.

5. Payment.

(a) General. Payment of Performance Share Units will be in Shares. Subject to the provisions of Paragraphs 4, 5(b) and 5(c), Awardee is entitled to receive from the Company (without any payment on behalf of Awardee other than as described in Paragraph 9) one Share for each vested Performance Share Unit on the 45th day after the end of the Performance Period or on such other date as determined by the Administrator (provided such date is within the short-term deferral period specified in Treas. Reg. § 1.409A-1(b)(4)(i)).

(b) Change of Control. Notwithstanding anything herein to the contrary, and subject to Paragraph 5(c) below, in the event of a Change of Control, the Payment Date will be the date of such Change of Control.

(c) Elections to Defer Receipt. Elections to defer receipt of the Shares beyond the Payment Date may be permitted in the discretion of the Administrator pursuant to procedures established by the Administrator in compliance with the requirements of Section 409A of the Code.

6. Dividend Equivalents. Awardee will not receive cash dividends on the Performance Share Units, but will receive a dividend equivalent payment from the Company in an amount equal to the dividends that would have been paid on each Share paid under this Agreement if it had been outstanding between the Grant Date and the Payment Date (i.e., based on the record date for cash dividends). Subject to an election to defer receipt as permitted under Paragraph 5(c), dividend equivalent payments will be paid in cash on the Payment Date.

7. Right of Set-Off. By accepting these Performance Share Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Awardee under this Agreement.

8. No Shareholder Rights. Awardee will have no rights of a shareholder with respect to the Performance Share Units, including no right to vote any Shares, until such Shares are paid to Awardee.

9. Withholding Tax.

(a) Generally. Awardee is liable and responsible for all taxes owed in connection with the Performance Share Units (including taxes owed with respect to the cash payments described in Paragraph 6 hereof), regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Performance Share Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant, vesting or payment of the Performance Share Units or the subsequent sale of Shares issuable pursuant to vested Performance Share Units. The Company does not commit and is under no obligation to structure the Performance Share Units to reduce or eliminate Awardee’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Performance Share Units (e.g., vesting or payment) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Awardee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Awardee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, Awardee’s acceptance of this Agreement constitutes Awardee’s instruction and authorization to the Company to withhold on Awardee’s behalf the number of Shares from those Shares issuable to Awardee under this Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as and when any such Tax Withholding Obligation becomes due. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld will not exceed the minimum required by applicable law and regulations. The Company shall have the right to deduct from all cash payments paid pursuant to Paragraph 6 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

10. Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement is governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Performance Share Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in Franklin County, Ohio and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in Paragraph 4 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living. In the event that it becomes necessary for the Company to institute legal proceedings under this Agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company in connection with the proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by the provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

11. Action by the Administrator. The parties agree that the interpretation of this Agreement rests exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. In fulfilling its responsibilities hereunder, the Administrator may rely upon documents, written statements of the parties, financial reports or other material as the Administrator deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator and that any decision of the Administrator relating to this Agreement, including, without limitation, whether particular conduct constitutes Misconduct or Competitor Conduct, will be final and binding. The Administrator may delegate its functions under this Agreement to an officer of the Cardinal Group designated by the Administrator.

12. Prompt Acceptance of Agreement. The Performance Share Units grant evidenced by this Agreement will, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.

13. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Share Unit grant under and participation in the Plan or future Performance Share Units that may be granted under the Plan by electronic means or to request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of performance share unit grants and the execution of performance share unit agreements through electronic signature.

14. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

Attention: General Counsel

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to Awardee.

15. Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Human Resources and Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Human Resources and Compensation Committee provides for greater benefits to Awardee with respect to vesting of the Award on Termination of Employment than provided in this Agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Award on Termination of Employment by reason of such specified events will supersede the terms hereof to the extent permitted by the terms of the Plan.

16. Recoupment. The Agreement will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded. In its discretion, moreover, the Administrator may require repayment to the Company of all or any portion of this Award if the amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Awardee engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the Awardee would have been lower than the amount actually paid to the Awardee had the financial results been properly reported. This Paragraph 16 is not the Company’s exclusive remedy with respect to such matters. This Paragraph 16 will not apply after a Change of Control.

17. Amendment. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will impair the rights of Awardee with respect to an outstanding Performance Share Unit unless agreed by Awardee and the Company, which agreement must be in writing and signed by Awardee and the Company. Other than following a Change of Control, no such agreement will be required if the Administrator determines in its sole discretion that such amendment either: (a) is required or advisable in order for the Company, the Plan or the Performance Share Units to satisfy any Applicable Law or to meet the requirements of any accounting standard; or (b) is not reasonably likely to significantly diminish the benefits provided under the Performance Share Units, or that any such diminishment has been adequately compensated.

CARDINAL HEALTH, INC.

By:
Its:

ACCEPTANCE OF AGREEMENT

Awardee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the Plan Description pertaining to the Plan; (b) accepts this Agreement and the Performance Share Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the agreement regarding “Misconduct” and “Competitor Conduct” and “Special Forfeiture and Repayment Rules” set forth in Paragraph 4 above; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; and (d) agrees that no transfer of the Shares delivered in respect of the Performance Share Units may be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

[
Awardee’s Signature

Date]

CARDINAL HEALTH, INC.

Statement of Performance Goals

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